EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2024 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, August 8, 2024: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the second quarter ended June 30, 2024. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Second Quarter 2024 Activity:
•Portfolio Activity:
◦Lease Activity: Executed three amended lease agreements on farms in two different states that are expected to result in an aggregate increase in annual net operating income of approximately $70,000 over the prior leases.
◦Vacant, Direct-operated, and Non-accrual Properties: During a portion of the quarter, we had 19 farms (4 in California, 14 in Michigan, and 1 in Washington) that were either vacant, direct-operated (via management agreements with unrelated third parties) or on which lease revenues were recognized on a cash basis. The year-over-year impact on our operations (Q2 2024 versus Q2 2023) as a result of these properties was a decrease in net operating income of approximately $452,000.
◦California Water Activity: Obtained an additional 4,899 net acre-feet (over 1.6 billion gallons) of water assets at a total cash cost of approximately $1.5 million, or $301 per net acre-foot, and recognized approximately $27,000 of non-cash revenue, which represents the estimated fair value of certain water assets obtained.
•Equity Activity:
◦Series E Preferred Stock: Sold 800 shares of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) for net proceeds of approximately $18,000.
◦Repurchase Program: Commenced a share repurchase program of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and our 6.0% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) (the “Repurchase Program”). In the aggregate, we repurchased 140,777 shares of our Series B Preferred Stock and Series C Preferred Stock at an average repurchase price of $20.56 per share for a total gain on repurchase of approximately $274,000.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock by 0.22% and paid monthly cash distributions totaling $0.1398 per share of common stock during the quarter ended June 30, 2024.
Second Quarter 2024 Results:
Net loss for the quarter was approximately $823,000, compared to net income of approximately $7.9 million in the prior-year quarter. Net loss to common stockholders during the quarter was approximately $6.7 million, or $0.19 per share, compared to a net income to common stockholders of approximately $1.7 million, or $0.05 per share, in the prior-year quarter. AFFO for the quarter was approximately $3.7 million, or $0.103 per share, compared to approximately $3.6 million, or $0.102 per share, in the prior-year quarter. Common stock dividends declared were $0.140 per share for the current quarter, compared to $0.138 per share for the prior-year quarter.
Total cash lease revenues remained relatively flat, as decreased fixed base cash rents were offset by additional participation rents recorded during the current quarter. Fixed base cash rents decreased by approximately $1.1 million, primarily due to the sale of a large farm in Florida during the first quarter of 2024, as well as a decrease in revenue from certain vacant, direct-operated and non-accrual properties. However, participation rents increased by approximately $1.1 million due to additional information related to prior years' harvest becoming available in the current quarter to allow us to estimate certain amounts.
Aggregate related-party fees remained relatively flat for the three months ended June 30, 2024, as compared to the prior-year period. Excluding related-party fees, our recurring core operating expenses increased by approximately $480,000 due to higher property operating expenses and general and administrative expenses incurred in the current-year quarter. The increase in property operating expenses was driven by additional real estate taxes paid on behalf of certain tenants and increased third-party property management expenses incurred related to certain vacant or direct-operated properties. General and administrative costs were higher primarily due to an increase in professional fees and additional stockholder-related expenses related to the annual stockholders' meeting.
Cash flows from operations for the current quarter decreased by approximately $2.0 million from the prior-year quarter, largely due to the timing of when certain cash rental receipts were received and an increase in cash payments made towards the acquisition of water assets. Our estimated NAV per share decreased by $1.56 from the prior-year quarter to $17.59 at June 30, 2024, primarily driven by valuation decreases in certain of our farms that were re-appraised over the past year and an increase in the fair value of our fixed, long-term borrowings and certain preferred securities (due to changes in market interest rates and conditions).
Subsequent to June 30, 2024:
•Portfolio Activity:
◦Lease Activity: Executed eight new or amended lease agreements on farms in four different states that are expected to result in an aggregate increase in annual net operating income of approximately $395,000 over the prior leases.
◦California Water Activity: Purchased 1,985 gross acre-feet (nearly 647 million gallons) of water at a total cost of approximately $801,000, or approximately $404 per gross acre-foot.
•Debt Activity—Loan Repayments: Repaid approximately $6.0 million of loans that were scheduled to reprice.
•Equity Activity:
◦Series E Preferred Stock: Sold 3,195 shares of our Series E Preferred Stock for net proceeds of approximately $72,000.
◦Repurchase Program: Repurchased 103,116 shares of our Series B Preferred Stock and Series C Preferred Stock at an average repurchase price of $21.20 per share for a total gain on repurchase of approximately $134,000.
•Increased Distributions:  Increased our distribution run rate by 0.21%, declaring monthly cash distributions of $0.0467 per share of common stock for each of July, August, and September.  This marks our 35th distribution increase over the past 38 quarters, during which time we have increased the distribution run rate by 55.7%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Results for the quarter were largely as expected and slightly ahead of last year. This was primarily due to additional participation rents recorded during the current quarter, which offset the lost revenues from a large farm in Florida that we sold in the first quarter and continuing tenancy issues on certain of our farms. We currently have six properties (encompassing 13 of our 168 farms) that are either vacant or being direct-operated via agreements with third-party management groups. We continue to be in discussions with various groups to either lease or buy these and certain other farms in our portfolio. We hope to have these issues resolved by the end of the year, and such solutions may include listing certain farms at auction if not leased or sold beforehand. We currently own approximately $1.5 billion of farmland and water assets, and most farms in our portfolio have continued to increase in value. However, values of almond and pistachio farms have been negatively impacted by lower crop prices and higher input costs. In the meantime, we continue to acquire more water at below-market prices, providing additional water security to our farms and those growers who lease them. Our balance sheet remains strong, with nearly 100% of our borrowings at fixed rates, and we continue to maintain high levels of liquidity and overall access to capital.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2024	6/30/2023	($ / #)	(%)
Operating Data:
Total operating revenues	$21,297	$21,210	$87	0.4%
Total operating expenses	(13,433)	(13,383)	(50)	0.4%
Other (expenses) income, net	(8,687)	28	(8,715)	(31,125.0)%
Net (loss) income	$(823)	$7,855	$(8,678)	(110.5)%
Less: Aggregate dividends declared on and gain (loss) recognized on extinguishment of cumulative redeemable preferred stock, net(1)	(5,831)	(6,128)	297	(4.8)%
Net (loss) income attributable to common stockholders and non-controlling OP Unitholders	(6,654)	1,727	(8,381)	(485.3)%
Plus: Real estate and intangible depreciation and amortization	8,813	9,044	(231)	(2.6)%
Plus (less): Losses (gains) on dispositions of real estate assets, net	2,800	(6,394)	9,194	(143.8)%
Adjustments for unconsolidated entities(2)	15	23	(8)	(34.8)%
FFO available to common stockholders and non-controlling OP Unitholders	4,974	4,400	574	13.0%
(Less) plus: Acquisition- and disposition-related (credits) expenses, net	(11)	74	(85)	(114.9)%
Plus: Other nonrecurring charges, net(3)	48	142	(94)	(66.2)%
CFFO available to common stockholders and non-controlling OP Unitholders	5,011	4,616	395	8.6%
Net adjustment for normalized cash rents(4)	(926)	(1,281)	355	(27.7)%
Plus: Amortization of debt issuance costs	223	259	(36)	(13.9)%
(Less) plus: Other non-cash (receipts) charges, net(5)	(605)	55	(660)	(1,200.0)%
AFFO available to common stockholders and non-controlling OP Unitholders	$3,703	$3,649	$54	1.5%

Share and Per-Share Data:
Weighted-average common stock outstanding	35,838,442	35,722,836	115,606	0.3%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average shares of common stock outstanding, fully diluted	35,838,442	35,722,836	115,606	0.3%

Diluted net (loss) income per weighted-average common share	$(0.186)	$0.048	$(0.234)	(484.0)%
Diluted FFO per weighted-average common share	$0.139	$0.123	$0.016	12.7%
Diluted CFFO per weighted-average common share	$0.140	$0.129	$0.011	8.2%
Diluted AFFO per weighted-average common share	$0.103	$0.102	$0.001	1.2%
Cash distributions declared per common share	$0.140	$0.138	$0.002	1.3%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,271,852	$1,354,156	$(82,304)	(6.1)%
Total assets	$1,352,553	$1,428,732	$(76,179)	(5.3)%
Total indebtedness(7)	$612,465	$657,342	$(44,877)	(6.8)%
Total equity	$708,469	$734,934	$(26,465)	(3.6)%
Total common shares outstanding (fully diluted)	35,838,442	35,780,082	58,360	0.2%

Other Data:
Cash flows from operations	$15,913	$17,863	$(1,950)	(10.9)%
Farms owned	168	169	(1)	(0.6)%
Acres owned	111,836	115,593	(3,757)	(3.3)%
Occupancy rate(8)	99.3%	100.0%	(0.7)%	(0.7)%
Farmland portfolio value	$1,485,653	$1,578,166	$(92,513)	(5.9)%
NAV per common share	$17.59	$19.15	$(1.56)	(8.1)%
(1)Includes (i) cash dividends paid on our cumulative redeemable preferred stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms, (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed, (iii) the write-off of certain unallocated costs related to a prior universal shelf registration statement, and (iv) costs incurred to implement our share repurchase program.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned. During the three months ended December 31, 2023, we adjusted our definition of AFFO to exclude from this adjustment the removal of lease incentives that were a result of previous cash disbursements made by us to or on behalf of our tenants. The results of all periods presented, including those of prior periods, have been adjusted to conform with this new definition.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were noncash (gains) charges, (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iv) less non-cash income recorded as a result of additional water assets received as consideration in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Friday, August 9, 2024, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 424-3437 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through August 16, 2024.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13746758.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 168 farms, comprised of approximately 112,000 acres in 15 different states and 53,975 acre-feet of water assets in California, valued at a total of approximately $1.5 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 20% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 138 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 35 times over the prior 38 quarters, and the current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective cost bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$708,469
Fair value adjustment for long-term assets:
Less: net cost basis of real estate holdings and related assets(1)	$(1,271,852)
Plus: estimated fair value of real estate holdings(2)	1,485,653
Net fair value adjustment for real estate holdings		213,801
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	612,265
Less: fair value of aggregate long-term indebtedness(3)(4)	(561,487)
Net fair value adjustment for long-term indebtedness		50,778
Estimated NAV		973,048
Less: aggregate fair value of cumulative redeemable preferred stock(5)		(342,583)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$630,465
Total common shares and non-controlling OP Units outstanding		35,838,442
Estimated NAV per common share and non-controlling OP Unit		$17.59
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of June 30, 2024.
(5)The Series B Preferred Stock and Series C Preferred Stock were each valued based on their respective closing stock prices as of June 30, 2024, while the Series E Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 20, 2024, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893